As filed with the Securities and Exchange Commission on December 19, 2003
                                                 Registration   No. 333-108544


==============================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                _______________


                                AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________


                            SEALED AIR CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

                Delaware                            65-0654331
     (State or other jurisdiction                (I.R.S. Employer
    of incorporation or organization)            Identification No.)

                                                  H. Katherine White
                                                Sealed Air Corporation
               Park 80 East                          Park 80 East
      Saddle Brook, New Jersey 07663        Saddle Brook, New Jersey 07663
              (201) 791-7600                         (201) 791-7600
 (Address, including zip code, and          (Name, address, including zip code,
telephone number, including area code, of   and telephone number, including
registrant's principal executive offices)   area code, of agent for service)

                                   copy to:

                           Robert M. Chilstrom, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522
                                (212) 735-3000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] _______________

                        CALCULATION OF REGISTRATION FEE



                                                                  Proposed Maximum     Proposed Maximum       Amount of
           Title of Each Class of                Amount to be    Offering Price per       Aggregate          Registration
         Securities to be Registered            Registered(1)          Unit(2)         Offering Price           Fee(3)
         ---------------------------            ---------------  ------------------    ----------------      ------------
Common Stock, $0.10 par value per share           6,160,708            $48.40          $298,178,267.20        $24,122.62

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average ($48.40) of the high and low prices ($48.75 and $48.05, respectively) for a share of common stock as reported on the New York Stock Exchange on August 28, 2003.

(3)      Fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[Flag]

This preliminary prospectus is not complete and may be changed. These shares may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these shares in any jurisdiction where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED DECEMBER 19, 2003


PRELIMINARY PROSPECTUS

                                    [LOGO]

                            SEALED AIR CORPORATION

                       6,160,708 Shares of Common Stock



         This prospectus relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named herein, plus such additional shares of common stock as may be issuable pursuant to anti-dilution adjustments, in the manner and under the circumstances described under "Plan of Distribution." Such shares of common stock are issuable upon the conversion of our 3% Convertible Senior Notes due 2033 (the "Notes"). We have agreed with the selling stockholders that we will pay all expenses incident to the registration of such shares of common stock under the Securities Act of 1933, as amended (the "Securities Act").

         The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" beginning on page 14.

         Our common stock is listed for trading on the New York Stock Exchange under the symbol "SEE." On December 18, 2003, the last reported sale price of the common stock was $53.50 per share.


         Our corporate offices are located at Park 80 East, Saddle Brook, New Jersey 07663. Our telephone number is (201) 791-7600.

                                _______________


         Investing in our common stock involves risks. See the section entitled "Risk Factors" beginning on page 3.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                                _______________



                    The date of this prospectus is , 2003.

                               TABLE OF CONTENTS

                                                                                                 Page
Section Title                                                                                  Number


SUMMARY.............................................................................................1
RISK FACTORS........................................................................................3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...........................................5
USE OF PROCEEDS.....................................................................................6
SELLING STOCKHOLDERS................................................................................7
PLAN OF DISTRIBUTION...............................................................................14
LEGAL MATTERS......................................................................................15
EXPERTS............................................................................................15
INCORPORATION OF DOCUMENTS BY REFERENCE............................................................15
WHERE YOU CAN FIND MORE INFORMATION................................................................16



                                _______________

         You should rely only on the information incorporated by reference or provided in this prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                    SUMMARY

Company Overview

         Sealed Air Corporation is a holding company that, operating through its subsidiaries, is a leading global manufacturer of a wide range of food, protective and specialty packaging products.

         Our principal food packaging products include a wide range of high-performance materials including shrink film and shrink bag products, non-shrink laminate products and packaging systems marketed primarily under the Cryovac(R) trademark for packaging a broad range of perishable foods. These products also include polystyrene foam and solid plastic trays and containers, and absorbent pads used for the packaging, protection and display of meat, poultry, produce and other food products.

         Our protective and specialty packaging products include Bubble Wrap(R) and AirCap(R) air cellular cushioning materials, Instapak(R) polyurethane foam packaging systems, extruded and laminated plank polyethylene foams sold under the Stratocell(R) and other trademarks, Cell-Aire(R) polyethylene foam, a wide range of protective and durable mailers and bags sold under a variety of tradenames including the widely recognized Jiffy(R) trademark, shrink and non-shrink films, Korrvu(R) suspension packaging, and certain paper based protective packaging materials and packaging systems.

The Offering

         The purpose of this offering is to enable stockholders who obtain shares of our common stock issued upon the conversion of the Notes to resell such shares. Holders of the Notes may, subject to certain conditions, convert the Notes into 6,160,708 shares of our common stock at a conversion rate of
14.2857 shares per $1,000 principal amount of the Notes, subject to anti-dilution adjustments in certain circumstances. The shares of common stock issuable upon the conversion of the Notes may be sold by the selling stockholders from time to time directly by the selling stockholders or, alternatively, through underwriters, broker-dealers or agents. See "Plan of Distribution."

         The shares of common stock offered hereby are being registered for resale by the selling stockholders identified in this prospectus. See "Selling Stockholders." We will not receive any proceeds from the sale of such shares by the selling stockholders.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. Also, the selling stockholders may resell all or a portion of the shares in open market transactions in reliance upon and in compliance with Rule 144 under the Securities Act. In no event will any distribution of the shares of common stock covered by this prospectus take the form of an underwritten offering without our prior agreement.

Asbestos Settlement

         On November 27, 2002, we reached an agreement in principle with the appropriate parties to resolve all current and future asbestos-related claims made against the Company and its affiliates in connection with the Cryovac Transaction. The settlement will also resolve the fraudulent transfer claims, as well as indemnification claims by Fresenius that had been made against us in connection with the Cryovac Transaction. On December 3, 2002, our Board of Directors approved the agreement in principle. We were advised that both of the Committees had approved the agreement in principle as of December 5, 2002. As of November 10, 2003, the parties signed a definitive settlement agreement consistent with the terms of the agreement in principle. On November 26, 2003, the definitive settlement agreement was presented to the court for approval and will eventually be incorporated into W. R. Grace & Co.'s ("New Grace") plan of reorganization and, assuming approval by New Grace's creditors as part of the approval of the plan of reorganization, will then be implemented. For a description of the Cryovac Transaction, the asbestos-related and other claims and the parties involved, as well as the charges recorded by us in connection with the settlement, see "Asbestos Settlement and Related Costs," "Cryovac Transaction" and "Contingencies Related to the Cryovac Transaction" contained in our quarterly report filed on Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus, and the discussion below under "Risk Factors."

Recapitalization

         On July 18, 2003, we completed the redemption of all of our Series A convertible preferred stock, which was financed by the issuance through private offerings in July 2003 of $400 million principal amount of 5.625% senior notes due July 15, 2013, $450 million principal amount of 6.875% senior notes due July 15, 2033, and $431.25 million principal amount of 3% convertible senior notes due June 30, 2033.

Headquarters

         Our principal executive offices are located at Park 80 East, Saddle Brook, New Jersey 07663, and our telephone number is (201) 791-7600.

                                 RISK FACTORS


         You should carefully consider the risks described below, in addition to the other information contained in this prospectus and the documents incorporated by reference in this prospectus, before making an investment decision. See also the "Cautionary Statement Regarding Forward-Looking Statements" below.


         Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

         This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus or in documents incorporated by reference in this prospectus.


         If the settlement of the asbestos litigation that we have agreed to is not approved and implemented we will not be released from the various asbestos-related, fraudulent transfer and indemnification claims made against us. Further, we have been served with a complaint in a lawsuit seeking class action status against us concerning our public disclosures regarding the asbestos litigation.

         On November 27, 2002, we reached an agreement in principle with the Official Committee of Asbestos Personal Injury Claimants and the Official Committee of Asbestos Property Damage Claimants (the "Committees") prosecuting the claims against us and our wholly owned subsidiary Cryovac, Inc. to resolve all current and future asbestos related claims arising from the Cryovac Transaction. The "Cryovac Transaction" was a multi-step transaction, completed on March 31, 1998, which brought the Cryovac packaging business and the former Sealed Air Corporation under the common ownership of the Company. The settlement will also resolve all fraudulent transfer claims, as well as indemnification claims by Fresenius Medical Care Holdings, Inc. and affiliated companies, that had been made against us in connection with the Cryovac Transaction. On the same day, the court entered an order confirming that an amicable resolution of the disputes among the parties had been reached and that counsel for the Company and the Committees had agreed and bound the parties to the terms of this agreement in principle. Our Board of Directors approved this agreement in principle on December 3, 2002, and we were advised that the Committees approved this agreement in principle as of December 5, 2002. We recorded a charge of $850.1 million reflecting our liability for this settlement and related expenses in our consolidated statement of operations for the year ended December 31, 2002. As of November 10, 2003, the parties signed a definitive settlement agreement consistent with the terms of the agreement in principle. On November 26, 2003, the definitive settlement agreement was presented to the court for approval and will eventually be incorporated into W. R. Grace & Co.'s ("New Grace") plan of reorganization and, assuming approval by New Grace's creditors as part of the approval of the plan of reorganization, will then be implemented. We expect the order approving the settlement agreement will also extend the stay of all proceedings brought against us outside the bankruptcy court for any asbestos related claims through the effective date of New Grace's plan of reorganization.

         The definitive settlement agreement, upon approval and implementation in the New Grace bankruptcy, will provide that, upon the effective date of New Grace's plan of reorganization and our payment of the settlement amount, which includes nine million shares of our common stock (subject to adjustment) and $512.5 million in cash plus interest on the cash payment at a 5.5% annual rate from December 21, 2002 until the date the settlement amount is paid, all present and future asbestos related claims against us and our affiliates that arise from alleged asbestos liabilities of New Grace and its affiliates (including former affiliates that became our affiliates through the Cryovac Transaction) will be channeled to and become the responsibility of one or more trusts to be established under Section 524(g) of the Bankruptcy Code as part of New Grace's plan of reorganization. The settlement will provide that we and our affiliates will receive releases from all asbestos-related claims, including fraudulent transfer claims, brought against us by the Committees, as well as various indemnification claims made against us. We will not be obligated to pay the settlement amount unless, among other things, New Grace's plan of reorganization is consistent with the terms of the settlement, including provisions for the trusts and liability releases referred to above, and including an injunction barring the future prosecution of any asbestos related claims against us and our affiliates. We do not know when New Grace's plan of reorganization will be presented to the court for approval, nor do we know at this time whether the plan of reorganization will be consistent with the terms of the settlement or if the other conditions on our obligation to pay the settlement amount will be met. If these conditions are not satisfied or not waived by us, we will not be obligated to pay the settlement amount. However, if we do not pay the settlement amount, we will not be released from the various asbestos-related, fraudulent transfer, and indemnification claims made against us noted above, and all of these claims would remain pending and would have to be resolved through other means, such as through agreement on alternative settlement terms or trials.

         On September 15, 2003, a plaintiff filed the case of Senn v. Hickey, et al. (Case No. 03-CV-4372) in the U.S. District Court for the District of New Jersey (Newark). This lawsuit seeks class action status on behalf of all persons who purchased or otherwise acquired our securities during the period from March 27, 2000 through July 30, 2002 (the "Class Period"). The lawsuit names us and certain of our current and former officers and directors as defendants. The lawsuit makes a number of allegations against the defendants, including allegations that during the Class Period the defendants materially misled the investing public, artificially inflated the price of our common stock by publicly issuing false and misleading statements and violated Generally Accepted Accounting Principles by failing to accrue for our contingent liability for asbestos claims arising from past operations of New Grace. The lawsuit seeks compensatory damages and other relief. We intend to defend the lawsuit vigorously, since we believe that we properly disclosed our contingent liability for New Grace's asbestos claims. Although we believe that we should have no liability in this lawsuit, at this time we cannot estimate the likelihood or potential costs of an unfavorable outcome.


         Our subsidiaries hold substantially all of our assets and liabilities and conduct substantially all of our operations, which could restrict our ability to pay dividends.

         We conduct substantially all of our business through two direct wholly-owned subsidiaries, Cryovac, Inc. and Sealed Air Corporation (US). These two subsidiaries directly and indirectly own substantially all of the assets of our business and conduct operations themselves and through other subsidiaries around the globe. Therefore, we depend on distributions or advances from our subsidiaries to meet our debt service and other obligations and to pay dividends, if any, with respect to shares of our common stock. Contractual provisions, laws or regulations to which we or any of our subsidiaries may become subject, as well as any subsidiary's financial condition and operating requirements, may reduce funds available for dividends, service of our indebtedness and general corporate purposes.

         The price of our common stock historically has experienced significant price and volume fluctuations, which may make it difficult for you to resell the common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.


         The market price of our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. In addition, our announcements of our quarterly operating results, future developments in the settlement of the asbestos litigation against us, the effects of animal and food-related health issues, spikes in raw material and energy-related costs, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

         In addition, the sale of substantial amounts of our common stock could adversely affect its price. As of September 30, 2003, 1,061,956 shares of common stock were reserved for issuance under our contingent stock plan and directors' stock plan and options to purchase 278,572 shares of our common stock were outstanding (all of which were exercisable). In addition, as of September 30, 2003, 9 million shares of our common stock were reserved for issuance pursuant to the settlement of the asbestos litigation upon the effectiveness of a plan of reorganization in the bankruptcy of New Grace. The sale or the availability for sale of a large number of shares of our common stock in the public market could adversely affect the price of our common stock.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements that we have made in this prospectus and in the documents incorporated by reference herein, and in future oral and written statements that we make may be forward-looking. These statements include comments as to our beliefs and expectations as to future events and trends affecting our business, our results of operations and our financial condition. These forward-looking statements are based upon our management's current expectations concerning future events and discuss, among other things, anticipated future performance and future business plans. Forward-looking statements are identified by such words and phrases as "expects," "intends," "believes," "will continue," "plans to," "could be," "estimates" and similar expressions. Forward-looking statements are necessarily subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from such statements.



         Except as required by the federal securities laws, we do not undertake any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for resale by the selling stockholders identified in this prospectus. See "Selling Stockholders." We will not receive any proceeds from the sale of such shares by the selling stockholders. All net proceeds from the sale of such shares will go to the stockholders that offer and sell their shares.


         The shares of common stock offered hereby are issuable upon the conversion of the Notes. The Notes were issued in July 2003, at which time we issued a total of $1,281.25 million of senior notes, including $431.25 million of the Notes, in transactions that were exempt from registration under Rule 144A and other available exemptions under the Securities Act. On July 18, 2003, the net proceeds from these offerings and additional cash on hand were used to redeem our Series A convertible preferred stock at the redemption price of $51.00 per share for which we used $1,298.1 million of cash plus an amount equal to dividends accrued from July 1, 2003 through July 17, 2003 for which we used $2.4 million of cash.

                             SELLING STOCKHOLDERS

         We issued the Notes in the aggregate principal amount of $431.25 million in July 2003 in transactions carried out pursuant to Rule 144A under the Securities Act. The Notes are restricted securities that are not covered by this prospectus and are not otherwise registered under the Securities Act. Accordingly, the Notes may not be offered or sold except in compliance with the registration requirements of the Securities Act and all other applicable securities laws, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

         Holders of the Notes may convert the Notes into 6,160,708 shares of our common stock at a conversion rate of 14.2857 shares per $1,000 principal amount of the Notes (which is equal to a conversion price of $70.00 per share), subject to anti-dilution adjustments in certain circumstances (the "Conversion Rate"). The 6,160,708 shares of common stock covered by this Prospectus, plus such additional shares of common stock as may be issuable pursuant to anti-dilution adjustments, are issuable upon the conversion of the Notes by the selling stockholders and, following their issuance, may be sold by the selling stockholders in the manner and under the circumstances described under "Plan of Distribution."

         At the time the Notes were issued, we entered into a registration rights agreement with the initial purchasers of the Notes that provided that we would file the registration statement, of which this prospectus forms a part, to register for resale by holders of the Notes all the underlying shares of our common stock that they would acquire upon conversion of the Notes if they have requested to be shown as selling stockholders covered by the registration statement. To the extent that holders of Notes have not requested us to include in such registration statement shares of common stock issuable upon conversion of Notes that they hold, we are obligated to do so promptly following their request to do so. Under the registration rights agreement, we agreed to indemnify the selling stockholders and each person, if any, who controls the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us, our directors, our officers and each person, if any, who controls us against certain liabilities, including liabilities under the Securities Act.

         The Notes are convertible before the close of business on June 30, 2033 only under the following circumstances:

         o during any calendar quarter commencing after September 30, 2003, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

         o during any period in which (i) the long-term credit rating assigned to the Notes by Standard & Poor's Rating Services, a division of the McGraw-Hill Companies ("Standard and Poor's") or Moody's Investors Services, Inc. ("Moody's") is lower than BB+ or Ba2, respectively, (ii) either Standard & Poor's or Moody's no longer rates the Notes or has withdrawn or suspended such rating, or (iii) the Notes are not assigned a rating by both Standard & Poor's and Moody's;

         o during the five business day period immediately after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the closing sale price of our common stock and the Conversion Rate;

         o  if the Notes have been called for redemption; or

         o  upon the occurrence of certain corporate events.

         We have the option to redeem the Notes beginning July 2, 2007 at a price equal to 101.286% of their aggregate principal amount declining ratably to 100% of their aggregate principal amount on June 30, 2010.

         The holders of the Notes have the option to require us to repurchase the Notes on June 30 of 2010, 2013, 2018, 2023 and 2028 or upon the occurrence of a fundamental change in or a termination of trading of our common stock at a price equal to 100% of their principal amount, plus accrued and unpaid interest.

         This prospectus also covers any additional shares of common stock that become issuable in connection with any of the foregoing events.


          The following table is based on information furnished to us by or on behalf of the selling stockholders as of December 18, 2003. For purposes of presenting beneficial ownership data in the table, we have assumed that the selling stockholders will convert all of the Notes that they beneficially own and sell all of the shares of common stock issued upon conversion of such Notes and that no selling stockholder will acquire additional Notes or shares of common stock issuable upon the conversion thereof after the date on the cover page of this prospectus.


         As of the date set forth on the cover of this prospectus, none of the Notes has been converted into our common stock. We do not know if, when, or in what amount the selling stockholders may convert any Note into common stock or offer such common stock for resale. There can be no assurance that any of the conditions that would permit conversion of the Notes will be satisfied or that, if such conditions are satisfied, the selling stockholders will convert any of the Notes that they beneficially own or sell any or all of the shares of common stock acquired upon conversion of such Notes that are covered by this prospectus.


         Since December 18, 2003, each selling stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of the Notes that such selling stockholder beneficially owns in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required by the rules and regulations under the Securities Act. In addition, as discussed above, the Conversion Rate, and therefore the number of shares of our common stock issuable upon conversion of the Notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon such conversion may increase or decrease.

         The following table sets forth as of December 18, 2003:


         o the names of the selling stockholders who have requested that their shares be included in this registration statement by completing the questionnaire required under the registration rights agreement (we will update this table following receipt of further notification by the selling stockholders);

         o the number of shares of common stock issuable upon the conversion of the Notes that are beneficially owned by each of the selling stockholders;

         o the number of shares of common stock issuable upon the conversion of the Notes that are being offered by the selling stockholders in this prospectus; and

         o the number of shares of common stock held by the selling stockholders as a group.


         Unless set forth in the following table or the footnotes thereto, to our knowledge, none of the selling stockholders has or since December 18, 2000 has had, any material relationship with us or any of our predecessors or affiliates, and none of the selling stockholders beneficially owns, as of December 18, 2003, in excess of 1% of our outstanding common stock.

         As of November 30, 2003 there were 85,079,384 shares of our common stock issued and outstanding.




                                                   COMMON STOCK                      COMMON STOCK TO
                                                   BENEFICIALLY                      BE BENEFICIALLY
                                                   OWNED AS OF       COMMON STOCK      OWNED AFTER      PERCENTAGE OF
                                                  December 18,     OFFERED IN THIS         THIS          ALL COMMON
                     NAME                            2003 (1)       PROSPECTUS (1)     OFFERING (1)       STOCK (2)
                     ----                         -------------    ---------------   ---------------    -------------
Advisory Convertible Arbitrage Fund (I) L.P. (3)       14,285            14,285              --                --
Allstate Insurance Company (4)                         14,285            14,285              --                --
Allstate Life Insurance Company (4)                    14,285            14,285              --                --
American Investors Life Insurance Co. (5)               8,571             8,571              --                --
AmerUs Life Insurance Co. (5)                          78,571            78,571              --                --
Arbitex Master Fund, L.P. (6)                         399,999           399,999              --                --
Aviva Life Insurance Co. (7)                           31,428            31,428              --                --
Banc of America Securities LLC (8)                    185,714           185,714              --                --
Bank of America Pension Plan (9)                       42,857            42,857              --                --
Bankers Life Insurance Company of New York (5)          1,428             1,428              --                --
Barclays Global Investors Limited (9)                   3,571             3,571              --                --
Bear, Stearns & Co. Inc. (10)                         166,071           166,071              --                --
Black Diamond Convertible Offshore
    LDC (11)                                           31,114            31,114              --                --
Black Diamond Offshore Ltd. (11)                       17,357            17,357              --                --
BP Amoco PLC Master Trust (12)                          5,871             5,871              --                --
CGNU Life Fund (7)                                     11,428            11,428              --                --
Chrysler Corporation Master Retirement Trust
    (13)                                               50,142            50,142              --                --
Citigroup Global Markets Inc.                          18,642            18,642              --                --
Commercial Union Life Fund (7)                         14,285            14,285              --                --
Consulting Group Capital Markets Fund (9)              14,285            14,285              --                --
Convertible Securities Fund (14)                          857               857              --                --
Credit Suisse First Boston Europe Limited                 996               996              --                --
D.E. Shaw Investment Group, L.P. (15)                  42,857            42,857              --                --
D.E. Shaw Valence Portfolios, L.P. (15)               171,428           171,428              --                --
Daimler Chrysler Corp Emp. #1 Pension Trust
    dtd 4/1/89 (16)                                    41,428            41,428              --                --
Davidson Kempner Institutional
    Partners (17)                                      78,142            78,142              --                --
Davidson Kempner International
    Limited (17)                                       89,428            89,428              --                --
Davidson Kempner Partners (17)                         43,285            43,285              --                --

[Table continued]
DB Equity Opportunities Master Portfolio               71,428            71,428              --                --
Deam Convertible Arbitrage                             35,714            35,714              --                --
Deephaven Domestic Convertible
    Trading Ltd.                                      105,642           105,642              --                --
Deep Rock & Co. (9)                                    52,857            52,857              --                --
Delta Air Lines Master Trust - CV (13)                 20,642            20,642              --                --
Delta Pilots Disability and Survivorship Trust
    - CV (13)                                           9,999             9,999              --                --
Dodeca Fund, L.P. (5)                                  25,142            25,142              --                --
Double Black Diamond Offshore LDC (11)                 91,071            91,071              --                --
Family Service Life Insurance Co. (18)                  4,285             4,285              --                --
Franklin and Marshall College (16)                      3,114             3,114              --                --
FrontPoint Convertible Arbitrage Fund L.P. (19)        28,571            28,571              --                --
Gaia Offshore Master Fund Ltd.                         17,142            17,142              --                --
General Motors Welfare Benefit Trust (9)               17,142            17,142              --                --
GLG Market Neutral Fund                               107,142           107,142              --                --
GMAM Group Pension Trust (9)                           61,428            61,428              --                --
Guardian Life Insurance Co. (18)                      122,857           122,857              --                --
Guardian Pension Trust (18)                            14,285            14,285              --                --
Guggenheim Portfolio Co. XV, LLC (20)                   7,142             7,142              --                --
Hotel Union and Hotel Industry of Hawaii
    Pension Plan (12)                                   2,285             2,285              --                --
IL Annuity and Insurance Co. (5)                      382,928           382,928              --                --
Inflective Convertible Opportunity Fund I,
    L.P. (13)                                             571               571              --                --
JMG Capital Partners LP (21)                          139,285           139,285              --                --
JMG Triton Offshore Fund LTD (22)                     139,285           139,285              --                --
John Deere Pension Trust (9)                           33,571            33,571              --                --
Lyxor Master Fund                                      28,571            28,571              --                --
Lyxor/Gaia II Fund Ltd                                  5,714             5,714              --                --
M.H. Davidson & Co. (17)                                3,428             3,428              --                --
Microsoft Corporation (13)                             32,785            32,785              --                --
MLQA Convertible Securities Arbitrage (23)            107,142           107,142              --                --
Morgan Stanley Convertible Securities Trust            28,571            28,571              --                --
Motion Picture Industry Health Plan - Active
    Member Fund (13)                                    5,142             5,142              --                --
Motion Picture Industry Health Plan - Retiree
    Member Fund (13)                                    3,428             3,428              --                --
Nations Convertible Securities Fund (14)              141,999           141,999              --                --
NMS Services (Cayman), Inc. (24)                      142,857           142,857              --                --
Nomura Securities Intl Inc.                            28,571            28,571              --                --
Norwich Union Life and Pensions (7)                    21,428            21,428              --                --
OCM Convertible Trust (13)                             40,357            40,357              --                --
OCM Global Convertible Securities Fund - DC
    (13)                                                2,571             2,571              --                --
Oppenheimer Convertible Securities Fund                42,857            42,857              --                --
Park Avenue Life Insurance Co. (18)                     1,428             1,428              --                --
Partner Reinsurance Company Ltd. (13)                  17,499            17,499              --                --
People Benefit Life Insurance Company
    Teamsters (9)                                      77,142            77,142              --                --
Privilege Portfolio SICAV (7)                          42,857            42,857              --                --
Pyramid Equity Strategies Fund                         17,857            17,857              --                --

[Table continued]
Quattro Fund Limited                                   31,999            31,999              --                --
Qwest Occupational Health Trust (13)                    5,714             5,714              --                --
Ramius Capital Group (20)                               7,142             7,142              --                --
Ramius Master Fund, LTD (20)                           46,428            46,428              --                --
Ramius Partners II, LP (20)                             3,571             3,571              --                --
Ramius, LP (20)                                         1,428             1,428              --                --
RBC Alternative Assets LP (25)                          2,857             2,857              --                --
RCG Baldwing, LP (20)                                   5,714             5,714              --                --
RCG Latitude Master Fund, LTD (20)                     46,428            46,428              --                --
RCG Multi Strategy Master Fund, LTD (20)               14,285            14,285              --                --
Retail Clerics Pension Trust (9)                       58,571            58,571              --                --
Retail Clerics Pension Trust #2 (9)                    50,714            50,714              --                --
Sage Capital                                           55,714            55,714              --                --
Sphinx Convertible Arb Fund SPC (12)                    3,613             3,613              --                --
SSI Blended Market Neutral L.P. (12)                    3,671             3,671              --                --
St. Albans Partners LTD. (9)                           93,571            93,571              --                --
State Employees' Retirement Fund of the State
    of Delaware (13)                                   23,285            23,285              --                --
State Street Bank Custodian For GE Pension
    Trust (16)                                         26,885            26,885              --                --
The Coast Fund, L.P. (26)                             107,142           107,142              --                --
Thrivent Financial for Lutherans                       35,714            35,714              --                --
Topanga XI (24)                                         5,714             5,714              --                --
Travelers Indemnity Company - Commercial Lines
    (13)                                                4,428             4,428              --                --
Travelers Indemnity Company - Personal Lines
    (13)                                                2,928             2,928              --                --
UBS O'Connor LLC F/B/O O'Connor Global
    Convertible Arbitrage Master Limited              307,142           307,142              --                --
UBS O'Connor LLC F/B/O O'Connor Global
    Convertible Portfolio                               7,142             7,142              --                --
Van Kampen Harbor Fund (27)                            28,571            28,571              --                --
Vanguard Convertible Securities Fund, Inc. (13)       134,499           134,499              --                --
Viacom Inc. Pension Plan Master Trust (12)                199               199              --                --
White River Securities L.L.C. (28)                    166,071           166,071              --                --
Worldwide Transactions Ltd (11)                         3,314             3,314              --                --
WPG Convertible Arbitrage Overseas Master Fund
    (29)                                               11,428            11,428              --                --
WPG MSA Convertible Arbitrage
    Fund (29)                                           2,857             2,857              --                --
Xavex Convertible Arbitrage 5 Fund (20)                10,714            10,714              --                --
Yield Strategies Fund I, L.P. (9)                      24,285            24,285              --                --
Zurich Institutional Benchmark Management               7,999             7,999              --                --
Zurich Institutional Benchmarks Master Fund
    Ltd. (12)                                          14,428            14,428              --                --
                                          TOTAL     5,341,793         5,341,793              --                --
________________

1.       For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of December 18, 2003, assumes that the selling stockholders will sell all shares

[Table continued]
         of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2.       For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of December 18, 2003 and assuming all the Notes beneficially owned by such selling stockholder as of December 18, 2003, have been converted.


3.       We have been advised that Advisory Convertible Arbitrage L.L.C. general partner of Advisory Convertible
         Arbitrage Fund (I) L.P. is an indirect subsidiary of American Express Company.

4.       We have been advised that these companies are subsidiaries of The Allstate Corporation.

5.       We have been advised that Mr. Thomas J. Ray may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion with respect to these shares.

6.       We have been advised that Mr. Clark Hunt and Mr. Jonathan Bren may be deemed the beneficial owners of these shares by virtue of their voting control and investment discretion with respect to these shares.

7.       We have been advised that Mr. David Clott may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion with respect to these shares.

8.       We have been advised that Banc of America Securities LLC is a subsidiary of Banc of America Corporation.

9.       We have been advised that Camden Asset Management may be deemed the beneficial owner of these shares by virtue of its voting control and investment discretion with respect to these shares.

10.      We have been advised that Bear, Stearns & Co. Inc. is a subsidiary of The Bear Stearns Companies Inc.

11.      We have been advised that Mr. Clint D. Carlson may be deemed the beneficial owner of these shares by virtue of his control of Carlson Capital, L.P., which has voting control and investment discretion with respect to these shares.

12.      We have been advised that Mr. John Gottfurcht, Mr. George Douglas and Ms. Amy Jo Gottfurcht may be deemed the beneficial owners of these shares by virtue of their control of SSI Investment Management, which has voting control and investment discretion with respect to these shares.


13.      We have been advised that Mr. Lawrence Keele may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

14.      We have been advised that Mr. Ed Cassens and Mr. Yanfang C. Yan may be deemed the beneficial owner of these shares by virtue of its voting control and investment discretion.

15.      We have been advised that Mr. Julius Gaudio, Mr. Eric Wepsic and Ms. Anne Dinning may be deemed the beneficial owner of these shares by virtue of their voting control and investment discretion.

16.      We have been advised that Palisade Capital Management, L.L.C. may be deemed the beneficial owner of these shares by virtue of its voting control and investment discretion.

17.      We have been advised that Messrs. Marvin H. Davidson, Scott E. Davidson, Robert J. Brivio, Thomas L.
         Kempner, Michael J. Leffel, Stephen M. Dowicz, and Timothy I. Levart may be deemed the beneficial owner of these shares by virtue of their voting control and investment discretion.

[Table continued]
18.      We have been advised that Mr. John Murphy may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

19.      We have been advised that FrontPoint Partners LLC may be deemed the beneficial owner of these shares by virtue of its voting control and investment discretion with respect to these shares. FrontPoint Partners
         LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC, which is the general partner of FrontPoint Convertible Arbitrage Fund, L.P.

20.      We have been advised that Mr. Alex Adair may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion with respect to these shares.

21.      We have been advised that JMG Capital Partners, L.P. is a California limited partnership and of the following additional information: Its general partner is JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser registered with the Securities and Exchange Commission. JMG
         Capital Partners, L.P. has voting and dispositive power over JMG Capital Partners, L.P.'s investments, including the registrable securities. The equity interests of JMG Capital Management, LLC are owned by
         JMG Capital Management, Inc., a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the executive officer and director of JMG Capital Management Inc. and has sole investment discretion over JMG Capital Partners, L.P.'s portfolio holdings.

22.      We have been advised that JMG Triton Offshore Fund, LTD is an international business company under the laws of the British Virgin Islands and of the following additional information: The fund's investment manager is Pacific Assets Management LLC, a Delaware limited liability company. Pacific Assets Management
         LLC is an investment adviser registered with the Securities and Exchange Commission and has voting and dispositive power over the fund's investments, including the registrable securities. The equity interest of the Pacific Assets Management LLC are owned by Pacific Capital Management, Inc., a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific
         Capital Management, Inc. are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David and
         Messrs. Glaser and Richter have sole investment discretion over the fund's portfolio holdings.

23.      We have been advised that Merrill Lynch & Co. Inc. may be deemed the beneficial owner of these shares by virtue of its voting control and investment discretion.

24.      We have been advised that NMS Services (Cayman) Inc. is an indirect wholly owned subsidiary of Bank of
         America Corporation. Topanga XI is a wholly-owned subsidiary of NMS Services (Cayman) Inc.

25.      We have been advised that RBC Alternative Assets LP is a wholly owned subsidiary of RBC Alternative
         Assets Inc., which is an indirect wholly owned subsidiary of the Royal Bank of Canada.

26.      We have been advised that David E. Smith and Christopher D. Petitt may be deemed the beneficial owners of these shares by virtue of their control of Coast Offshore (Cayman) Management LTD, which has voting control and investing discretion with respect to these shares.

27.      We have been advised that Van Kampen Asset Management Inc. is Van Kampen Harbor Fund's investment advisor and it has discretionary authority over the fund's portfolio and that Van Kampen Asset Management is affiliated with Morgan Stanley & Co.

28.      We have been advised that Messrs. Yan Erlikh and David Liebowitz may be deemed the beneficial owners of these shares by virtue of their voting control and investment discretion with respect to these shares.

29.      We have been advised that Ms. Sheri Kaplan may be deemed the beneficial owner of these shares by virtue of her voting control and investment discretion with respect to these shares.

                             PLAN OF DISTRIBUTION

         We are registering the shares of common stock covered by this prospectus for resale by the selling stockholders. The term "selling stockholders" as used in this section of the prospectus refers to the selling stockholders listed above, or their pledgees, donees, transferees, or any of their successors in interest.

         Following conversion of the Notes, such shares of common stock may be sold from time to time directly by the selling stockholders or, alternatively, through underwriters, broker-dealers or agents. If shares of the common stock obtained upon conversion are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options. In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities.

         In no event will any distribution of the shares of common stock covered by this prospectus take the form of an underwritten offering without the prior agreement of the Company.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon and in compliance with Rule 144 under the Securities Act.

         Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of such selling stockholder and of the participating broker-dealer(s);

         o  the number of shares involved;

         o  the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o  any other facts material to the transaction.

                                 LEGAL MATTERS

         The validity of the common stock to be offered by this prospectus is being passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule of Sealed Air Corporation as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002, consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. The following documents filed by us with the SEC are incorporated by reference into this prospectus:

         o our annual report on Form 10-K for the year ended December 31, 2002;


         o our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;


         o our Proxy Statement on Schedule 14A for our 2003 annual meeting of stockholders;


         o our current reports on Form 8-K filed on April 9, 2003, April 14, 2003, April 23, 2003, June 27, 2003, July 3, 2003, July 23, 2003
            and November 4, 2003; and


         o the description of our common stock contained in our Joint Proxy Statement/Prospectus filed as part of our Registration Statement on Form S-4, declared effective on February 13, 1998.

         All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and prior to the termination of the offering covered by this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part of the prospectus from the date of filing of such documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

         The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding us. The reports, proxy and information statements, and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

         We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Director of Corporate Communications, Sealed Air Corporation, Park 80 East, Saddle Brook, New Jersey 07663, telephone number (201) 791-7600.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

             Legal fees and expenses                             $ 50,000.00
             Accounting fees and expenses                        $ 25,000.00
             SEC registration fee                                $ 24,122.62
             Miscellaneous expenses                             $   5,000.00
                  Total                                          $104,122.62

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that: (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person's conduct was unlawful; (2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and
(3) a director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.

         Under Article ELEVENTH of the Company's Amended and Restated Certificate of Incorporation and Article 8 of the Company's By-Laws, indemnification of directors and officers is provided for to the fullest extent permitted under the General Corporation Law. Article TWELFTH of the Company's Amended and Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. The General Corporation Law, the Company's Amended and Restated Certificate of Incorporation and the By-Laws of the Company permit the purchase by the Company of insurance for indemnification of directors and officers. The Company currently maintains directors and officers liability insurance.

                                   Part II-1

         The foregoing summary of Section 145 of the General Corporation Law, Articles ELEVENTH and TWELFTH of the Amended and Restated Certificate of Incorporation of the Company and Article 8 of the By-Laws of the Company is qualified in its entirety by reference to the relevant provisions of Section 145, the relevant provisions of the Company's Unofficial Composite Amended and Restated Certificate of Incorporation, which is attached hereto as Exhibit 3.1, and the relevant provisions of the Company's By-Laws, which are incorporated herein by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, File No. 1-12139.

         Under the Registration Rights Agreement (Exhibit 4.2 hereto), the Company has agreed to indemnify the selling security holders and each person, if any, who controls each selling security holder against certain liabilities, including liabilities under the Securities Act of 1933, and the selling security holders have agreed to indemnify the Company, its directors, its officers and each person, if any, who controls the Company against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS

         The following is a list of all exhibits filed as part of this Registration Statement, including those incorporated by reference.

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

3.1 Unofficial Composite Amended and Restated Certificate of Incorporation of the Company, effective August 27, 2003. *

3.2 Amendment to the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on August 27, 2003. *

3.3 Amended and Restated By-Laws of the Company as currently in effect. (Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, File No. 1-12139, is incorporated herein by reference.)

4.1 Indenture, dated as of July 1, 2003, of the Company, as Issuer, to SunTrust Bank, as Trustee, regarding the Notes. (Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, File No. 1-12139, is incorporated herein by reference.)

4.2 Registration Rights Agreement, dated as of July 1, 2003, between the Company, as Issuer, and the initial purchasers of the Notes. (Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, File No. 1-12139, is incorporated herein by reference.)

5.1               Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. *

23.1              Consent of KPMG LLP.

23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1              Powers of Attorney. *

_______________
*        Previously filed.

                                   Part II-2

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                   Part II-3

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Part II-4

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Saddle Brook, State of New Jersey, on the 19th day of December 2003.

                                 Sealed Air Corporation
                                 (Registrant)


                                 By:  /s/ William V. Hickey
                                      ----------------------
                                 Name:    William V. Hickey
                                 Title:   President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                      Title                                 Date
                ---------                                      -----                                 ----
By: /s/ William V. Hickey                  President, Chief Executive Officer                  December 19, 2003
Name: William V. Hickey                    And Director
                                           (Principal Executive Officer)

By: /s/ David H. Kelsey                    Vice President and Chief Financial                  December 19, 2003
Name: David H. Kelsey                      Officer
                                           (Principal Financial Officer)

By: /s/ Jeffrey S. Warren                  Controller                                          December 19, 2003
Name: Jeffrey S. Warren                    (Principal Accounting Officer)

By: /s/ Hank Brown*                        Director                                            December 19, 2003
Name: Hank Brown

[Signature table continued]
                Signature                                      Title                                 Date
                ---------                                      -----                                 ----
By: /s/ Michael Chu*                       Director                                            December 19, 2003
Name: Michael Chu

By: /s/ Lawrence R. Codey*                 Director                                            December 19, 2003
Name: Lawrence R. Codey

By: /s/ T.J. Dermot Dunphy*                Director                                            December 19, 2003
Name: T.J. Dermot Dunphy

By: /s/ Charles F. Farrell, Jr.*           Director                                            December 19, 2003
Name: Charles F. Farrell, Jr.

By: /s/ Shirley Ann Jackson*               Director                                            December 19, 2003
Name: Shirley Ann Jackson

By: /s/ Kenneth P. Manning*                Director                                            December 19, 2003
Name: Kenneth P. Manning

By: /s/ William J. Marino*                 Director                                            December 19, 2003
Name: William J. Marino


* By: /s/ H. Katherine White
        H. Katherine White
        Attorney-in-Fact

Index to Exhibits

EXHIBIT
NUMBER                             DESCRIPTION

3.1 Unofficial Composite Amended and Restated Certificate of Incorporation of the Company, effective August 27, 2003. *

3.2 Amendment to the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on August 27, 2003. *

3.3 Amended and Restated By-Laws of the Company as currently in effect. (Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, File No. 1-12139, is incorporated herein by reference.)

4.1 Indenture, dated as of July 1, 2003, of the Company, as Issuer, to SunTrust Bank, as Trustee, regarding the Notes. (Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, File No. 1-12139, is incorporated herein by reference.)

4.2 Registration Rights Agreement, dated as of July 1, 2003, between the Company, as Issuer, and the initial purchasers of the Notes. (Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, File No. 1-12139, is incorporated herein by reference.)

5.1               Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. *

23.1              Consent of KPMG LLP.

23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1              Powers of Attorney. *

_______________
*        Previously filed.